Exhibit 10.26

Rackable Systems, Inc.

721 Charcot Avenue

San Jose, CA 95131

December 23, 2002

Parthenon Capital, LLC

200 State Street

Boston, Massachusetts 94111

Re:	Advisory Agreement

Ladies and Gentlemen:

1. Agreement. This letter agreement (the “Advisory Agreement”) confirms that Rackable Systems, Inc., a Delaware corporation (formerly known as Rackable Corporation, the “Company” and, together with its subsidiaries, the “Companies”) has engaged Parthenon Capital, LLC (“PC”) to act as its business advisor. PC shall render advisory services to the Companies and shall make available the services of certain of its employees to advise the Companies, and to assist and support the management of the Companies on business matters, in each case to the extent mutually agreed upon by the parties hereto. Such advisory services may include but are not limited to: support of management, board and committee participation, advice with respect to development and implementation of strategies for the operating, marketing and financial performance of the Companies, evaluation of acquisition opportunities, if any, evaluation of corporate initiatives, assistance in obtaining financing and operations under any financing agreements.

2. Fees and Expenses. During the term of PC’s engagement hereunder, the Companies jointly and severally agree to pay the following:

(a) Monitoring Fee. The Companies shall pay, or cause to be paid, to PC a fee equal to $210,000 per annum, in advance in quarterly installments of $52,500 each (a “Payment”), on March 31, June 30, September 30, and December 31 of each year; provided, that, should this letter agreement be terminated for any reason prior to the end of a quarter with respect to which PC has received a Payment, PC shall not be obligated to return any portion of such Payment and provided further, that, the first Payment shall be due as of the date hereof.

(b) Closing Fee. On the date hereof, the Companies shall pay, or cause to be paid, to PC a fee equal to $210,000 for services rendered in connection with the structuring of the transactions contemplated by the Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of the date hereof, between such affiliates and the Company, plus out-of-pocket fees and expenses incurred in connection therewith or related thereto.

(c) Funding Fee. In addition, immediately upon the closing of each investment by PC or its affiliates in one or more of the Companies (including, without limitation, pursuant to Section 1.4 of the Securities Purchase Agreement of the Company), the Companies shall pay, or cause to be paid, to PC a transaction fee equal to 1% of the aggregate amounts funded by PC and/or its affiliates in connection with such closing, plus out-of-pocket fees and expenses incurred in connection therewith or related thereto.

(d) Expenses.

(i) Out of Pocket. The Companies shall reimburse PC, upon request from time to time, for all of PC’s reasonable out-of-pocket expenses incurred in connection with the provision of services hereunder or the attendance at any meeting of the board of managers (or other similar governing body) of the Companies or any committee thereof related to the services PC shall provide the Companies in accordance with this Advisory Agreement or otherwise in any way relating to the Companies or in any way relating to, or arising out of, the direct or indirect investment in or ownership of the Companies (or their respective parent(s)) by any fund affiliated with PC.

(ii) Legal and Other Fees and Expenses. The Companies shall reimburse PC for the reasonable fees and disbursements of legal counsel, accountants, other consultants and advisors, related to the services PC shall provide the Companies in accordance with this Advisory Agreement.

(iii) Acquisition or Financing Expenses. The Companies shall reimburse PC for any documented out-of-pocket expenses in connection with add-on acquisitions or financings for the Companies.

(iv) Other Customary Fees. The Companies shall pay PC for any mutually agreeable customary fees, otherwise payable to third party providers in connection with strategic advisory services provided by PC.

(v) Other Customary Financing Fees. The Companies shall pay PC for any mutually agreeable customary fees in connection with PC’s participation in the evaluation, negotiation and/or consummation of senior financing for any acquisition transactions by the Companies, which such fee may be based upon a percentage of the gross purchase price of the transaction (including all liabilities assumed or otherwise included in the transaction), such fee to be due and payable for the foregoing services at the closing of the transaction, whether or not any such senior financing is actually applied for, committed or drawn upon.

3. Payments. All fees shall be payable pursuant to this Advisory Agreement shall be paid by wire transfer of immediately available funds to PC or, at PC’s direction, to its designees and shall be paid irrespective of the level, quality or amount of service provided. Without in any way limiting any rights or remedies that PC may have at law or in equity, all payments not made hereunder on the date on which they are due, shall accrue interest until paid in full at the rate of 12% per annum, compounded as of the last day of each month.

4. Term. The engagement of PC hereunder shall be for a term of five years commencing on date hereof: provided, that, such term shall automatically extend for an additional five years upon such termination, unless otherwise terminated upon the mutual written consent of the parties. No termination of this Advisory Agreement shall affect the Companies’ obligations with respect to the fees, costs and expenses incurred by PC in rendering services hereunder that have been approved from time to time by the Company’s board of managers and not reimbursed by the Company or any other fees otherwise payable to PC hereunder as of the effective date of such termination.

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5. Personnel. PC shall provide and devote to the performance of this Advisory Agreement such partners, employees and agents of PC as PC shall deem appropriate to the furnishing of the services required.

6. Information. The Companies shall furnish to PC such information as PC reasonably believes to be appropriate to its engagement hereunder (all such information so furnished being referred to hereinafter as the “Information”). The Companies recognize and confirm that PC (a) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this letter without having independently verified the same and (b) does not assume responsibility for the accuracy or completeness of the Information and such other information.

7. Indemnification. The Companies shall jointly and severally indemnify and hold harmless PC and its affiliates and each of their respective directors, officers, employees, affiliates and agents (collectively, the “Indemnified Parties”) from and against any and all actions, claims, liabilities, obligations, damages or expenses arising out of or in connection with PC’s engagement or provision of services hereunder or any action of any Indemnified Party in connection therewith, and the Companies shall advance expenses, including reasonable legal fees and disbursements, for which any Indemnified Party would be entitled by this Advisory Agreement to be indemnified (collectively, “Claims”); provided, however, that the Companies shall have no obligation under this Section 7 to indemnify an Indemnified Party with respect to any claim, liability, obligation, damage or expense resulting from the bad faith or willful misconduct of such Indemnified Party. The Companies shall defend at their own cost and expense any and all suits and actions (just or unjust) which may be brought against the Companies or any Indemnified Parties or in which any of the Indemnified Parties may be impleaded with others upon any Claims, or upon any other matter, directly or indirectly, related to or arising out of this Advisory Agreement or the performance hereof by any of the Indemnified Parties, except that if such damage shall be proven to be the direct result of bad faith or willful misconduct by an Indemnified Party, then PC shall reimburse the Companies for the costs of defense and other costs incurred by the Companies.

8. Liability. Neither PC nor any other Indemnified Party shall be liable to the Companies or their affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Advisory Agreement, unless such loss, liability, damage or expense shall be proven to result directly from willful misconduct or bad faith on the part of an Indemnified Party in performance of PC’s obligations hereunder. PC makes no representations or warranties, express or implied, in respect of the services to be provided by PC or any of the other Indemnified Parties. In no event will either party hereto be liable to the other for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than the Claims relating to the services to be provided by PC hereunder.

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9. PC as Independent Contractor. PC and the Companies agree that PC and/or its affiliates shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither PC nor the other Indemnified Parties shall be considered employees or agents of any of the Companies as a result of this Advisory Agreement nor shall any of them have authority to contract in the name of or bind the Companies as a result of this Advisory Agreement, except as expressly agreed to in writing by one or more of the Companies.

10. Dealings with the Investor Group. Each of the Companies acknowledges and agrees that: (a) PC and its affiliates, and each of their respective stockholders, directors, officers, controlling persons, partners, members, and employees (collectively, the “PC Group”) have business interests and engage in business activities or commercial transactions in addition to those relating to the Companies (including those which may compete with the Companies); (b) the Companies shall not have any right in or to such other ventures or activities or to the income or proceeds derived therefrom; (c) no member of the PC Group shall be obligated to present any particular investment or business opportunity to the Companies even if such opportunity is of a character which, if presented to one of the Companies, could be undertaken by the Companies, and in fact, each member of the PC Group shall have the right to undertake any such opportunity for itself for its own account or on behalf of another or to recommend any such opportunity to other persons; and (d) each member of the PC Group may enter into contracts and other arrangements with the Companies and its affiliates from time to time on terms approved by the board of directors of the Company and its affiliates. Each of the Companies hereby waives, to the fullest extent permitted by applicable law, any claims and rights that such person may otherwise have in connection with the matters described in this Section 10.

11. Miscellaneous. This Advisory Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely in such state. This Advisory Agreement may not be amended or otherwise modified except by a written instrument, signed by the parties hereto. If any provision hereof is determined to be invalid or unenforceable, such determination shall not affect any other provision of this letter agreement, each of which shall remain in full force and effect. This Advisory Agreement may be executed in one or more counterparts, all of which shall constitute one and the same agreement.

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If the foregoing correctly sets forth our understanding, please indicate so by signing below and returning an executed copy of this Advisory Agreement to us.

Very truly yours,

RACKABLE SYSTEMS, INC.
(F/K/A RACKABLE CORPORATION)

By:	/s/ Tom Barton
Name:	Tom Barton
Title:	CEO

Accepted and agreed to as

of the date first written above:

PARTHENON CAPITAL, LLC,

a Delaware limited liability company

By:	/s/ William C. Kessinger
Name:	William C. Kessinger
Title:	Vice President